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                                                                    EXHIBIT 99.2



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                              SHAREHOLDER AGREEMENT





                         AVALON COMMUNITY SERVICES, INC.
                                 THE "COMPANY",

                             RSTW PARTNERS III, L.P.
                                THE "PURCHASER",

                                       AND

                                DONALD E. SMITH,
                                       AND
                              JERRY M. SUNDERLAND,
            EACH A "SHAREHOLDER" AND COLLECTIVELY, THE "SHAREHOLDERS"






                               SEPTEMBER 16, 1998




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                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Article I         Definitions.................................................................................    1

Article II        Holders' Preemptive Rights..................................................................    1

         2.01     Preemptive Right............................................................................    1
         2.02     Notice to Holders...........................................................................    2
         2.03     Allocation of Unsubscribed New Securities...................................................    2

Article III       Dilution Fee................................................................................    2

Article IV        Put Option..................................................................................    3

         4.01     Grant of Option.............................................................................    3
         4.02     Put Price...................................................................................    3
         4.03     Exercise of Put Option......................................................................    4
         4.04     Certain Remedies............................................................................    4
         4.05     Put Option Closing..........................................................................    4

Article V         First Refusal; Co-Sale Rights; Look-Up......................................................    4

         5.01     Rights of Co-Sale...........................................................................    4
         5.02     Method of Electing Sale; Allocation of Sales................................................    5
         5.03     Sales to Related Parties....................................................................    6
         5.04     Look-Up.....................................................................................    7

Article VI        Liquidity...................................................................................    7

         6.01     Required Registration.......................................................................    7
         6.02     Incidental Registration.....................................................................    7
         6.03     Form S-3 Registrations......................................................................    8
         6.04     Rule 144 Availability.......................................................................    8
         6.05     Registration Procedures.....................................................................    8
         6.06     Allocation of Expenses......................................................................   10
         6.07     Listing on Securities Exchange..............................................................   11
         6.08     Holdback Agreements.........................................................................   11
         6.09     Rule 144....................................................................................   11
         6.10     Rule 144A...................................................................................   11
         6.11     Limitation on Subsequent Registration Rights................................................   12
         6.12     Other Rights................................................................................   12
         6.13     Exchange Rights.............................................................................   12

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
Article VII       Directors...................................................................................   13

         7.01     Voting Agreement............................................................................   13
         7.02     Board of Directors..........................................................................   13

Article VIII      Representations and Warranties; Covenants...................................................   13

         8.01     Representations and Warranties and Covenants of the
                  Company and the Shareholder.................................................................   13
         8.02     Representations and Warranties of the Shareholders..........................................   14
         8.03     Representations and Warranties of Purchaser.................................................   15
         8.04     Covenants of Shareholders...................................................................   15

Article IX        Conditions..................................................................................   15

         9.01     Note Agreement and Stock Agreement Conditions...............................................   15
         9.02     Proceedings.................................................................................   15

Article X         Miscellaneous...............................................................................   16

         10.01    Indemnification.............................................................................   16
         10.02    Default.....................................................................................   16
         10.03    Integration.................................................................................   16
         10.04    Headings....................................................................................   16
         10.05    Severability................................................................................   17
         10.06    Notices.....................................................................................   17
         10.07    Successors..................................................................................   18
         10.08    Remedies....................................................................................   18
         10.09    Survival....................................................................................   18
         10.10    Fees........................................................................................   18
         10.11    Counterparts................................................................................   19
         10.12    Other Business..............................................................................   19
         10.13    Choice of Law...............................................................................   19
         10.14    Nominees for Beneficial Owners..............................................................   19
         10.15    Fiduciary Duties............................................................................   19
         10.16    Duties Among Holders........................................................................   19
         10.17    Confidentiality.............................................................................   20


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                              SHAREHOLDER AGREEMENT


         Shareholder Agreement (the "Agreement") made as of September 16, 1998, by and among AVALON COMMUNITY SERVICES, INC. a Nevada corporation doing business as Avalon Correctional Services, Inc. (the "Company"), RSTW PARTNERS III, L.P., a Delaware limited partnership ("Purchaser"), and DONALD E. SMITH and JERRY M. SUNDERLAND (each a "Shareholder" and, collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the Shareholders collectively own beneficially 29.6% of the fully-diluted capital stock of the Company;

         WHEREAS, the Company and the Purchaser have entered into a Note Purchase Agreement (the "Note Agreement") dated of even date with this Agreement pursuant to which the Company has issued a certain 12.5% Senior Subordinated
Note in the stated principal amount of $10 million to Purchaser (the "Note");

         WHEREAS, the Company and Purchaser have entered into a Stock Purchase Agreement (the "Stock Agreement") dated of even date with this Agreement;

         WHEREAS, Purchaser is willing to enter into and consummate the transactions contemplated by the Note Agreement and the Stock Agreement only if, among other things, the Company and the Shareholders enter into, and perform under, this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Shareholders, and the Company, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms used in this Agreement have the meanings ascribed to them in the Stock Agreement unless otherwise specifically defined in this Agreement.

                                   ARTICLE II
                           HOLDERS' PREEMPTIVE RIGHTS

         2.01 Preemptive Right. The Company will not issue or sell any New Securities without first complying with this Article II. The Company hereby grants to each Holder the preemptive right to purchase, pro rata, all or any part of the New Securities that the Company may, from time to time, propose to sell or issue. In the event New Securities are offered or sold as part of a unit with other New Securities, the preemptive right granted by this Article II will apply to such units and not to the individual New Securities composing such units. Each Holder's pro rata share for purposes of Article II is the ratio that the number of shares of Common Stock held by such Holder immediately prior to the issuance of the New Securities, bears to the sum of (x) the total number of shares of Common Stock then outstanding, plus (y) the number of shares of Common Stock issuable upon exercise or conversion of all securities exercisable for or convertible into Common Stock then outstanding.

         2.02 Notice to Holders. In the event the Company proposes to issue or sell New Securities, it will give each Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue or sell the New Securities. Each Holder will have thirty (30) days from the date of receipt of any such notice and such information as the Holders may reasonably request to facilitate their investment decision to agree to purchase up to its respective pro rata share of the New Securities for the price (valued at Fair Market Value for any noncash consideration) and upon the terms specified in the notice by giving written notice to the Company stating the quantity of New Securities agreed to be purchased.

         2.03 Allocation of Unsubscribed New Securities. In the event a Holder fails to exercise such preemptive right within such thirty (30) day period, the other Holders, if any, will have an additional five (5) day period to purchase such Holder's portion not so agreed to be purchased in the same proportion in which such other Holders were entitled to purchase the New Securities (excluding for such purposes such nonpurchasing Holder). Thereafter, the Company will have ninety (90) days to sell the New Securities not elected to be purchased by the Holders at the same price and upon the same terms specified in the Company's notice described in Section 2.02. In the event the Company has not sold the New Securities within such ninety (90) day period, the Company will not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

                                   ARTICLE III
                                  DILUTION FEE

         In the event that, while any Holder beneficially owns any Shares, the Company pays any cash dividend or makes any cash distribution to any holder of any class of its Capital Stock other than the Common Stock with respect to such Capital Stock, each Holder will be entitled to receive in respect of its Shares a dilution fee in cash (the "Dilution Fee") on the date of payment of such dividend or distribution, which Dilution Fee will be equal to the difference between (a) the highest amount per share paid to any class of Capital Stock times the number of Shares then owned by such Holder, and (b) the amount of such dividend or distribution otherwise paid to such Holder as a result of its ownership of any Shares.

                                   ARTICLE IV
                                   PUT OPTION

         4.01 Grant of Option. The Company hereby grants to each Holder an option to sell to the Company, and the Company is obligated to purchase from each Holder under such option





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

(the "Put Option"), all (or such portion as is designated by any such Holder pursuant to Section 4.03 below) of the Put Shares. The Put Option will be effective at any time or times after the earlier to occur of (i) the fifth anniversary of the date of this Agreement, or (ii) at any time or times after the occurrence of any of the events listed in any of clauses (a), (b), (c) or
(d) below and will terminate upon the closing of a Qualified Secondary Public Offering (the "Put Option Period"):

                  (a) the payment or prepayment of all indebtedness, liabilities and obligations owing by the Company to Purchaser under the Note Agreement (other than from the proceeds of a Qualified Secondary Public Offering);

                  (b)      a Change of Control; or

                  (c) a merger, consolidation, share exchange, or similar transaction involving the Company and one or more Persons or a sale in one or more related transactions of all or a substantial portion of the assets, business, or revenue or income generating operations of the Company or any substantial change in the type of business conducted by the Company; or

                  (d) after the occurrence and during the continuance of an Event of Default (as defined in the Note Agreement) pursuant to Sections 8.1(a), (b), (f) or (h) of the Note Agreement or any failure of the Company in any material respect to perform any of its obligations hereunder or under the Stock Agreement; provided, however, that the Put Option Period will continue with respect to such Event of Default or other failure, even after the same has been cured, if notice of exercise of the Put Option by such Holder is provided pursuant to this Article IV during the continuance of such Event of Default or such other failure, as the case may be; provided further, however, that any such Put Option Period will cease to continue with respect to any such Event of Default or other failure if the Holders have waived in writing such Event of Default or other failure.

         4.02 Put Price. In the event that any Holder exercises the Put Option, the price (the "Put Price") to be paid to each such Holder pursuant to this Agreement will be cash (denominated in U.S. Dollars) in the sum of the amount determined by multiplying (a) the Fair Market Value per share of Common Stock as of the end of the month immediately preceding the date notice is given of the exercise of the Put Option pursuant to Section 4.03, times (b) the number of Put Shares for which the Put Option is being exercised by such Holder.

         4.03 Exercise of Put Option. The Put Option may be exercised during the Put Option Period with respect to all or any portion of the Put Shares, by such Holder giving notice to the Company and each other Holder during the Put Option Period of the Holder's election to exercise the Put Option, and the date of the Put Option Closing (as defined below), which will be not less than fifteen (15) nor more than thirty (30) days after the date of such notice. The Company will provide each Holder desiring to exercise its Put Option the name and address of each other Holder. Notwithstanding the foregoing, if a Holder receives such notice of another Holder's exercise of such other Holder's Put Option, the Holder receiving such notice may elect



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

to exercise its Put Option and designate a Put Option Closing simultaneous and pari passu with that of such other Holder.

         4.04 Certain Remedies. In the event that the Company defaults in its obligation to purchase all or any portion of the Put Shares upon exercise of the Put Option (other than as a result of the circumstances described in the following sentence), in addition to any other rights or remedies of each Holder, the unpaid portion of the Put Price will bear interest at the lesser of (i) twelve and one half percent (12.5%) (or such higher rate as is then applicable to the Note) or (ii) the highest rate permitted by applicable law. If the Put Option is exercised at any time that all or any portion of the Put Price is not permitted to be paid in cash pursuant to the terms of the Senior Loan Agreement, then, in such event, the portion of the Put Price not paid in cash will bear interest at the lesser of (i) twelve and one-half percent (12.5%) (or such higher rate as is then applicable to the Note), or (ii) the highest rate permitted by applicable law. The Company will, upon the request of any Holder, execute and deliver to such Holder a promissory note in form and substance satisfactory to such Holder evidencing such obligation. Upon delivery by the Company of any such promissory note to any such Holder, such Holder shall surrender the certificate or certificates evidencing the Put Shares being purchased, duly endorsed in blank.

         4.05 Put Option Closing. The closing for the purchase and sale of all or such portion of the Put Shares as to which the Holder has notified the Company of its intention to exercise the Put Option, will take place at the office of the Company on the date specified in such notice of exercise (a "Put Option Closing"). At any Put Option Closing, to the extent applicable, the Holder of the Put Shares will deliver the certificate or certificates evidencing the Put Shares being purchased, duly endorsed in blank. In consideration therefor, the Company will deliver to the Holder the Put Price, which will be payable in cash.

         4.06 Restrictions on Sales of Capital Stock Prior to Scheduled Put Option Date. Notwithstanding anything to the contrary contained in this Agreement, the Holders shall not sell or otherwise transfer any shares of Capital Stock held by them in the organized securities markets during the period used to determine the Put Price preceding the fifth anniversary of the date of this Agreement, unless, during such period, the Company causes or initiates any of the events listed in Section 4.01(a), (b), (c) or (d) (in which case, the Holders shall not be bound by the provisions of this Section 4.06).

                                    ARTICLE V
                             CO-SALE RIGHTS; LOCK-UP

         5.01 Rights of Co-Sale. In the event that any Shareholder intends to sell or transfer, directly or indirectly, any shares of any class of Capital Stock held by it to any Person, each Holder will have the right to participate in such sale or transfer on the terms set forth in this Article V; provided, however, none of the provisions of this Article V will apply to (i) the sale by each of Donald E. Smith and Jerry M. Sunderland of up to 25,000 shares per year, such allowable annual sales limits to be cumulative, in sales transactions which comply with the manner of sale and volume restrictions of Rule 144 under the Securities Act, (ii) the sale or transfer by Donald E. Smith of any shares of Capital Stock to his former spouse, or for payment



                                       4

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of settlement fees as required by any judicial decree, and for payment of related tax liabilities resulting from such payment, and for any settlement approved by the court, (iii) the sale or transfer by Donald E. Smith of any shares of Capital Stock for settlement of certain notes to Kensington Capital Plc., and for payment of related tax liabilities resulting from such transfer,
(iv) the sale by Jerry M. Sunderland of any shares of Capital Stock upon his retirement as an officer of the Company, or (v) any sale by the Shareholder of shares of Capital Stock in a Qualified Secondary Public Offering, so long as all Holders have had an opportunity to participate in such offering pursuant to the registration rights under this Agreement. All restrictions on sale or transfer of stock by Donald E. Smith or Jerry M. Sunderland will expire at the time they are no longer employed as Chief Executive Officer and President, respectively, by the Company.

         5.02 Method of Electing Sale; Allocation of Sales. No sale or transfer by any Shareholder of any shares of Capital Stock will be valid unless the transferee of such Capital Stock first agrees in writing to be bound by the same terms and conditions that apply to the Shareholder under this Agreement. In addition, before any shares of Capital Stock held, directly or indirectly, by any Shareholder may be sold or transferred to any Person, such Shareholder (as such, the "Selling Shareholder") will comply with the following provisions:

                  (a) The Selling Shareholder will deliver or cause to be delivered a written notice (the "Notice of Sale") to each Holder at least fifteen (15) days prior to making any such sale or transfer. The Company agrees to provide the Selling Shareholder with a list of the names and addresses of each such Holder for such purpose. The Notice of Sale will include (i) a statement of the Selling Shareholder's bona fide intention to sell or transfer; (ii) the name of the and address of the prospective transferee (the "Buyer"); (iii) the number of shares of Capital Stock of the Company to be sold or transferred; (iv) the terms and conditions of the contemplated sale or transfer; (v) the purchase price in cash that the Buyer will pay for such shares of Capital Stock;
         (vi) the expected closing date of the transaction; and (vii) such other information as the Holders may reasonably request to facilitate their decision as to whether or not to exercise the rights granted by this
         Article V.

                  (b) Any Holder receiving the Notice of Sale may elect to participate in the contemplated sale or transfer by exercising its right to co-sell its Capital Stock pursuant to Section 5.02(c). Such rights may be exercised in the sole discretion of the Holder by delivering a written notice (an "Election Notice") to the Company and the Selling Shareholder within fifteen (15) days after receipt of such Notice of Sale stating the election of the Holder to exercise its right of co-sale pursuant to Section 5.02(c).

                  (c) Each Holder may elect to sell or transfer in the contemplated transaction up to the total of the number of shares of Capital Stock then held by it. Promptly after the receipt of an Election Notice exercising such right, the Selling Shareholder will use its best efforts to cause the Buyer to amend its offer so as to provide for the Buyer's purchase, upon the same terms and conditions as those contained in the Notice of Sale, of all of the shares of Capital Stock elected to be sold in such Election Notices (the "Co-Sell





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

         Shares"). In the event that the Buyer is unwilling to amend its offer to purchase all of the Co-Sell Shares in addition to the shares of Capital Stock described in the related Notice of Sale, if the Selling Shareholder desires to proceed with the sale, the total number of shares that such Buyer is willing to purchase will be allocated to the Selling Shareholder and each Holder having given an Election Notice exercising its right pursuant to this Section 5.02(c) (the "Co-Sellers") in proportion to the aggregate number of shares of Capital Stock held by each such Person; provided, however, that no such Person will be so allocated a number of shares greater than the number of shares that it has sought to sell to such Buyer in the related Notice of Sale or Election Notice. All Capital Stock sold or transferred by the Selling Shareholder and the Co-Sellers with respect to a single Notice of Sale under Section 5.02(b) will be sold or transferred to the Buyer in a single closing on the terms described in such Notice of Sale, and each such share will receive the same per share consideration. In the event that the Buyer for whatever reason, declines to purchase any shares from any Holder delivering an Election Notice, then (x) the Selling Shareholder will not be permitted to sell or transfer any shares of Capital Stock to such Buyer and (y) the shares of Capital Stock of the Selling Shareholder that were to have been sold or transferred to the Buyer will be subject to the Holders' right of first refusal pursuant to Section 5.02(c) for a period of thirty (30) days thereafter on the terms and conditions that the Buyer would have purchased such shares of Capital Stock from the Selling Shareholder had it not declined to purchase shares from the Co-Seller under this Section 5.02(c).

                  (d) No Prejudice to Put Option. Nothing contained in this
         Article V shall limit, impair or restrain in any way the rights of any Holder to exercise the Put Option under any of the circumstances described in Section 4.01 of this Agreement.

         5.03 Sales to Related Parties. No sale or transfer of shares of Capital Stock by the Shareholder to a Related Party will be subject to the provisions of
Section 5.02; provided, however, that such Related Party first agrees to assume the obligations of the Shareholder (without relieving the Shareholder of any obligations under this Agreement) under this Agreement with respect to the shares of Capital Stock thereby acquired by it and to be bound by the same terms and conditions that apply to the Shareholder under this Agreement and the Stock Agreement in a written instrument in a form and substance satisfactory to the Holders.

         5.04 Lock-Up Notwithstanding anything to the contrary contained in this
Article V or elsewhere in this Agreement, until such time as the Holders no longer own any Shares, neither Donald E. Smith nor Jerry M. Sunderland shall be permitted to sell, pledge or otherwise dispose of any Capital Stock of the Company to any Person or Persons; provided, however, this Section 5.04 will not apply to any sale of any Capital Stock otherwise permitted by Section 5.01(i),
(ii), (iii), (iv) or (v) or 5.03 of this Agreement.




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                                   ARTICLE VI
                                    LIQUIDITY

         6.01 Required Registration. At any time the Holders may, upon not more than two occasions, make a written request to the Company requesting that the Company effect the registration of Registrable Securities. After receipt of such a request, the Company will, as soon as practicable, notify all Holders of such request and use its best efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by any Holder for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof) of the Registrable Securities so registered. In no event will any Person other than a Holder be entitled to include any shares of Capital Stock in any registration statement filed pursuant to this Section 6.01.

         6.02 Incidental Registration. If the Company at any time proposes to file on its behalf or on behalf of any of its security holders a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form unless such forms are being used in lieu of or as the functional equivalent of, registration rights) for any class that is the same or similar to Registrable Securities, it will give written notice setting forth the terms of the proposed offering and such other information as the Holders may reasonably request to all holders of Registrable Securities at least thirty (30) days before the initial filing with the Commission of such registration statement, and offer to include in such filing such Registrable Securities as any Holder may request. Each Holder of any such Registrable Securities desiring to have Registrable Securities registered under this Section 6.02 will advise the Company in writing within thirty (30) days after the date of receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company will thereupon include in such filing the number of Registrable Securities for which registration is so requested, and will use its best efforts to effect registration under the Securities Act of such Registrable Securities.

         Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering deliver a written opinion to each Holder of such Registrable Securities that the success of the offering would be materially and adversely affected by the inclusion of the Registrable Securities requested to be included, then the amount of securities to be offered for the accounts of Holders will be reduced pro rata (according to the Registrable Securities proposed for registration) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided, however, that if securities are being offered for the account of other persons as well as the Company, then with respect to the Registrable Securities intended to be offered to Holders, the proportion by which the amount of such class of securities intended to be offered by Holders is reduced will not exceed the proportion by which the amount of such class of securities intended to be offered by such other Persons (other than the Company) is reduced.

         6.03 Form S-3 Registrations. In addition to the registration rights provided in Sections 6.01 and 6.02 above, if at any time the Company is eligible to use Form S-3 (or any successor form) for registration of secondary sales of Registrable Securities, any Holder of




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

Registrable Securities may request in writing that the Company register shares of Registrable Securities on such form. Upon receipt of such request, the Company will promptly notify all holders of Registrable Securities in writing of the receipt of such request and each such Holder may elect (by written notice sent to the Company within thirty (30) days of receipt of the Company's notice) to have its Registrable Securities included in such registration pursuant to this Section 6.03. Thereupon, the Company will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Registrable Securities that the Company has so been requested to register by such Holder for sale. The Company will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes.

         6.04 Rule 144 Availability. Notwithstanding the foregoing, the Company will not be obligated to register any Registrable Securities as to which counsel acceptable to the Holders renders an opinion in form and substance satisfactory to the Holders and the Company to the effect that such Registrable Securities are freely saleable without limitation as to volume, manner of sale, or otherwise under Rule 144 under the Securities Act.

         6.05 Registration Procedures. In connection with any registration of Registrable Securities under this Article VI, the Company will, as soon as practicable:

                  (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective until the earlier of such time as all Registrable Securities subject to such registration statement have been disposed of or the expiration of two years (except with respect to registrations effected on Form S-3 or any successor form, as to which no such period shall apply);

                  (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement until the earlier of such time as all of such Registrable Securities have been disposed of or the expiration of two years (except with respect to registrations effected on Form S-3 or any successor form, as to which no such period shall apply);

                  (c) furnish to each Holder such number of copies of the registration statement and prospectus (including, without limitation, a preliminary prospectus) in conformity with the requirements of the Securities Act (in each case including all exhibits) and each amendment or supplement thereto, together with such other documents as any Holder may reasonably request;

                  (d) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each Holder reasonably requests, and do such other acts and things as may be reasonably required of it to enable



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

         such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement;

                  (e) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as practicable, an earnings statement covering the period of at least twelve months beginning with the first month after the effective date of such registration statement, which earnings statement will satisfy the provisions of
         Section 11(a) of the Securities Act;

                  (f) provide and cause to be maintained a transfer agent and registrar for Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

                  (g) if requested by the underwriters for any underwritten offering or Registrable Securities on behalf of a Holder of Registrable Securities pursuant to a registration requested under Section 6.01, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions with respect to indemnities and contribution as are reasonably satisfactory to such underwriters and the Holders; the Holders on whose behalf Registrable Securities are to be distributed by such underwriters will be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, will also be made to and for the benefit of such Holders of Registrable Securities; and no Holder of Registrable Securities will be required by the Company to make any representations or warranties to or agreements with the Company or the underwriters other than reasonable and customary representations, warranties, or agreements regarding such Holder, such Holder's Registrable Securities, such Holder's intended method or methods of disposition, and any other representation required by law;

                  (h) furnish, at the written request of any Holder, on the date that such Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion in form and substance reasonably satisfactory to such Holders, and addressing matters customarily addressed in underwritten public offerings, of the counsel representing the Company for the purposes of such registration (who will not be an employee of the Company and who will be satisfactory to such Holders), addressed to the underwriters, if any, and to the selling Holders; and
         (ii) a letter (the "comfort letter") in form and substance reasonably satisfactory to such Holders, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the selling Holders making such request (and, if such accountants refuse to deliver the comfort letter to such Holders, then the comfort letter will be addressed to the

         Company and accompanied by a letter from such accountants addressed to such Holders stating that they may rely on the comfort letter addressed to the Company); and

                  (i) during the period when the registration statement is required to be effective, notify each selling Holder of the happening of any event as a result of which the prospectus included in the registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         It will be a condition precedent to the obligation of the Company to take any action pursuant to this Article VI in respect of the Registrable Securities that are to be registered at the request of any Holder of Registrable Securities that such Holder furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as is legally required in connection with the action taken by the Company. The managing underwriter or underwriters, if any, for any offering of Registrable Securities to be registered pursuant to Section 6.01 or
6.03 will be selected by the Holders of a majority of the Registrable Securities being so registered.

         6.06 Allocation of Expenses. Except as provided in the following sentence, the Company will bear all expenses arising or incurred in connection with any of the transactions contemplated by this Article VI, including, without limitation, (a) all expenses incident to filing with the National Association of Securities Dealers, Inc.; (b) registration fees; (c) printing expenses; (d) accounting and legal fees and expenses; (e) expenses of any special audits or comfort letters incident to or required by any such registration or qualification; and (f) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification. Each Holder will severally bear the expense of its underwriting fees, discounts, or commissions relating to its sale of Registrable Securities and its own legal fees.

         6.07 Listing on Securities Exchange. If the Company lists any shares of Capital Stock on any securities exchange' on the NASDAQ Stock Market, Inc. or on any similar system, it will, at its expense, list thereon, maintain and, when necessary, increase such listing of, all Registrable Securities.

         6.08     Holdback Agreements.

                  (a) If any registration pursuant to Section 6.02 is in connection with an underwritten public offering, each Holder of Registrable Securities agrees, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) during the period beginning seven (7) days prior to the effective date of such registration statement and ending on the one hundred twentieth (120th) day after the effective date of such registration statement; provided, however, that the Shareholder and each Person that is an officer, director, or beneficial owner of five percent (5%) or more of the outstanding shares of any class of Capital Stock enters into such an agreement.

                  (b) The Company and the Shareholder agree (i) not to effect any public sale or distribution during the period seven (7) days (or such longer period as may be prescribed by Regulation M) prior to the effective date of the registration statement employed in any underwritten public offering and ending on the one hundred eightieth (180th) day after any such registration statement contemplated by Sections 6.01 or 6.03 has become effective, except as part of such underwritten public offering pursuant to such registration statement and except pursuant to securities registered on Forms S-4 or S-8 of the Commission or any successor forms, and (ii) use their best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a public offering), to agree not to effect any such public sale or distribution of such securities during such period.

         6.09 Rule 144. At all times the Company will take such action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration pursuant to and in accordance with (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation adopted by the Commission. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

         6.10 Rule 144A. The Company agrees that, upon the request of any Holder or any prospective purchaser of Shares designated by a Holder, the Company will promptly provide (but in any case within fifteen (15) days of a request) to such Holder or potential purchaser, the following information:

                  (a) a brief statement of the nature of the business of the Company and any Subsidiaries and the products and services they offer;

                  (b) the most recent consolidated balance sheets and profit and losses and retained earnings statements, and similar financial statements of the Company for such part of the two preceding fiscal years prior to such request as the Company has been in operation (such financial information will be audited, to the extent reasonably available); and

                  (c) such other information about the Company, any Subsidiaries, and their business, financial condition, and results of operations as the requesting Holder or purchaser of such Shares requests in order to comply with Rule 144A, as amended, and the antifraud provisions of the federal and state securities laws.

The Company hereby represents and warrants to any such requesting Holder and any prospective purchaser of Shares from such Holder that the information provided by the Company pursuant to this Section 6.10 will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         6.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company will not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 6.01, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 6.01.

         6.12 Exchange Rights. At the option of any Holder, any such Holder may exchange its Shares for fully paid and nonassessable shares (calculated as to each exchange to the nearest one-thousandth (1/1000) of a share and rounded upward) of common stock of any Subsidiary of the Company that on the date of receipt of the Exchange Notice has a class of capital stock registered under section 12 of the Exchange Act or within one year and 120 days will have a class of capital stock so registered (such Subsidiary will be referred to in this Agreement as the "Exchange Company" and the common stock of such Subsidiary will be referred to in this Agreement as "Exchange Common Stock"). Each $1,000 worth of Shares (valued at Fair Market Value on the date of the Exchange Notice was sent), will be exchangeable for $1,000 worth of Exchange Common Stock (valued at Fair Market Value on the date that the Exchange Notice was sent). To exchange Shares into Exchange Common Stock, the Holder will surrender at the principal office of the Exchange Company the certificate or certificates evidencing the Shares duly endorsed or assigned to the Company, and give written notice to the Company at such office that it elects to exchange such Shares (the "Exchange Notice"). Shares will be deemed to have been exchanged immediately prior to the close of business on the day of the surrender for exchange in accordance with the foregoing provisions, and the Person or Persons entitled to receive the Exchange Common Stock issuable upon any such exchange will thereupon be treated for all purposes as the record holder or holders of the Exchange Common Stock. As promptly as practicable on or after the exchange date, the Exchange Company will issue and deliver a certificate or certificates for the number of full shares of Exchange Common Stock issuable upon exchange to the Person or Persons entitled to receive such shares. Upon exchange of any Shares, the Company will pay or make with respect to Shares any dividends or other distributions that have been declared on the Shares in kind or cash, as the case may be. If any Holder exchanges its Shares for shares of Exchange Common Stock pursuant to this
Section 6.12, such Holder will have all of the rights set forth in this Article VI, except that for the purposes of this Article VI the term "Company" will refer instead to the Exchange Company and the term "Registrable Securities" will refer to the shares of Exchange Common Stock held by such Holder.

                                   ARTICLE VII
                                    DIRECTORS

         7.01 Voting Agreement. To ensure compliance with this Article VII, the Shareholder hereby irrevocably covenants and agrees to vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by them, all in accordance with the terms of this Article VII. The agreement to vote contained in this Article VII will expire on the earlier to occur of (a) the day prior to maximum period permitted under applicable law or (b) the date Purchaser and their Affiliates cease to hold the Shares. A counterpart of this Agreement will be deposited with the Company at its principal place of business or registered office and will be subject to the same right of examination by a shareholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

         7.02 Board of Directors. So long as the provisions of this Article VII remain in effect, the Shareholder will, at the request of Purchaser, vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by such party so that at all times an individual designated by Purchaser or its designee will be a director of the Company in accordance with
Section 4.11 of the Stock Agreement and Section 6.21 of the Note Agreement will be a member of the Board of Directors of the Company; provided, however, that Purchaser will not have any obligation to designate or cause any individual to serve on the board of directors of the Company. No director designated by Purchaser or its designee may be removed without the consent of Purchaser. Purchaser may, at any time, terminate its rights under this Article VII by providing written notice of such termination to the Company.

                                  ARTICLE VIII
                    REPRESENTATIONS AND WARRANTIES; COVENANTS

         8.01 Representations and Warranties and Covenants of the Company and the Shareholder. Each of the representations and warranties set forth in Section
3.01 of the Stock Agreement and each of the covenants set forth in Article IV of the Stock Agreement are hereby restated and incorporated by reference in this Agreement as though set forth in this Agreement, and is made by the Company as made in the Stock Agreement for the benefit of Purchaser.

         8.02 Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to Purchaser and the Company as follows:

                  (a) The Shareholder has the right and power and is duly authorized to enter into, execute, deliver and perform this Agreement, and with respect to any Shareholder that is not an individual, its officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement has been duly and validly executed, issued and delivered and constitutes a legal, valid and binding obligation of each Shareholder, enforceable in accordance with its terms.

                  (b) The execution, delivery, and performance of this Agreement will not, by the lapse of time, the giving of notice, or otherwise, constitute a violation of any applicable provision contained in (i) in the case of any Shareholder that is a corporation or partnership, its charter, bylaws or other organizational documents or (ii) any agreement, instrument, or document to which it is a party or by which it is bound.

                  (c) There is not now, and at no time during the term of this Agreement or this Agreement will there be, any agreement, arrangement, or understanding involving it, other than this Agreement and the documents contemplated hereby and thereby, modifying, restricting, or in any way affecting its rights to vote securities of the Company.

                  (d) The Shareholder (i) is an "accredited investor", as that term is defined in Regulation D under the Securities Act; and (ii) has such knowledge, skill, and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for the Shareholder.

                  (e) Except as otherwise contemplated by this Agreement, the Shareholder has acquired its shares of Capital Stock of the Company for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

                  (f) It agrees that all certificates representing its securities bear appropriate restrictive legends, and such securities will not be offered, sold, or transferred in the absence of registration or exemption under applicable securities laws.

                  (g) Schedule 4.15 to the Note Agreement accurately sets forth the Shareholder's holdings of Capital Stock of the Company as of the date hereof, and, except as set forth on Schedule 4.15 to the Note Agreement, all of such Capital Stock is owned free and clear of all liens, claims and encumbrances.

                  (h) If the Shareholder is any entity other than a natural person, the Shareholder is duly organized and in good standing under the laws of the jurisdiction of its incorporation.

                  (i) None of the documents, instruments, or other information furnished to the Purchaser by it, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statements made therein not misleading. No representation, warranty, or statement made by it in this Agreement, or in any document, certificate, exhibit or schedule attached hereto or thereto or delivered in connection herewith or therewith, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make any statements made herein or therein not misleading.

         8.03 Representations and Warranties of Purchaser. Each of the representations and warranties of Purchaser set forth in Section 3.02 of the Stock Agreement is hereby restated and incorporated by reference in this Agreement as though set forth in this Agreement, and is made by Purchaser as representations and warranties of Purchaser hereunder for the benefit of the Company and the Shareholders.

                                   ARTICLE IX
                                   CONDITIONS

         The obligations of Purchaser to effect the transactions contemplated by this Agreement are subject to the following conditions:

         9.01 Note Agreement and Stock Agreement Conditions. All of the conditions precedent to the obligations of Purchaser under the Note Agreement and the Stock Agreement shall have been satisfied in full or waived.

         9.02 Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, will be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel will have received copies (executed or certified as may be appropriate) of all documents, instruments, and agreements that Purchaser or its counsel may request in connection with the consummation of such transactions.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.01 Indemnification. In addition to any other rights or remedies to which Purchaser and the Holders may be entitled, the Company and each Shareholder (each, an "Indemnitor") severally and not jointly agree to and will indemnify and hold harmless Purchaser, the Holders, and their Affiliates and their respective successors, assigns, officers, directors, employees, attorneys, and agents (individually and collectively, an "Indemnified Party") from and against any and all losses, claims, obligations, liabilities, deficiencies, diminutions in value, penalties, causes of action, damages, costs, and expenses (including, without limitation, costs of investigation and defense, attorneys' fees, and expenses), including, without limitation, those arising out of the sole or contributory negligence of any Indemnified Party (but excluding the gross negligence or willful misconduct of such Indemnified Party), that the Indemnified Party may suffer, incur, or be responsible for, arising or resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of such Indemnitor under this Agreement, the Shareholder Agreement, or under any other agreement to which such Indemnitor is a party in connection with this transaction, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by such Indemnitor to Purchaser or the Holders under this Agreement; provided, however, that no Indemnitor shall be held responsible or liable for any representation, warranty or covenant of any other Indemnitor.

         10.02 Default. It is agreed that a violation by any party of the terms of this Agreement cannot be adequately measured or compensated in money damages, and that any breach or threatened breach of this Agreement by a party to this Agreement would do irreparable injury to the nonbreaching party. It is, therefore, agreed that in the event of any breach or threatened breach by a party to this Agreement of the terms and conditions set forth in this Agreement, the nondefaulting party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party to be restrained from any such breach, or threatened breach or to refrain from a continuation of any actual breach.

         10.03 Integration. This Agreement, the Note Agreement and the Stock Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements. This Agreement may not be amended or supplemented except by a writing signed by the Company, the Shareholder, and each Holder.

         10.04 Headings. The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement. References in this Agreement to Sections and Articles are references to the Sections and Articles of this Agreement unless otherwise specified.

         10.05 Severability. The parties to this Agreement expressly agree that it is not their intention to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

         10.06 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given, or delivered (and "the date of such notice" or words of similar effect will mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon receipt thereof (whether by non-certified mail, telecopy, telegram, express delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

         If to Purchaser, at:               RSTW Partners III, L.P.
                                            5847 San Felipe, Suite 4350
                                            Houston, Texas  77057
                                            Attn:  James P. Wilson
                                            Fax:  (713) 783-9750
         with courtesy copies to:           Patton Boggs LLP
                                            2200 Ross Avenue
                                            Suite 900
                                            Dallas, Texas  75201
                                            Attn:  R. Jeffery Cole, Esq.
                                            Fax:  (214) 871-2688

         If to the Company, at              13401 Railway Drive
                                            Oklahoma City, Oklahoma  73114
                                            Attn:  Donald E. Smith
                                            Randall J. Wood, Esq.
                                            Fax:  (405) 752-8852

         with courtesy copies to:           Robertson & Williams
                                            3033 N.W. 63rd Street, Suite 160
                                            Oklahoma City, Oklahoma 73116
                                            Attn: Mark Robertson, Esq.
                                            Fax: (405) 843-6707

         If to the Shareholder, at the address set forth on the signature pages to this Agreement or to such other address as each party may designate for itself by like notice. Notice to any Holder other than Purchaser will be delivered as set forth above to the address shown on the stock transfer books of the Company or the Stock Register unless such Holder has advised the Company in writing of a different address to which notices are to be sent under this Agreement.

         Failure or delay in delivering the courtesy copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies of the actual notice will in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.

         No notice, demand, request, consent, approval, declaration, or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

         10.07 Successors. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         10.08 Remedies. The failure of any party to enforce any right or remedy under this agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced.

         10.09 Survival. All warranties, representations, and covenants made by any party in this Agreement or in any certificate or other instrument delivered by such party or on its behalf under this Agreement will be considered to have been relied upon by the party to which it is delivered and will survive the Closing Date, regardless of any investigation made by such party or on its behalf. All statements in any such certificate or other instrument will constitute warranties and representations under this Agreement.

         10.10 Fees. Any and all fees, costs, and expenses, of whatever kind and nature, including attorneys' fees and expenses, incurred by either the Holders or the Company in connection with the defense or prosecution of any actions or proceedings arising out of or in connection with this Agreement will be borne by the prevailing party in such action or proceeding.

         10.11 Counterparts. This Agreement may be executed in any number of counterparts, which will individually and collectively constitute one agreement.

         10.12 Other Business. It is understood and accepted that Purchaser, the Initial Holder, the Holders, and their Affiliates have interests in other business ventures that may be in conflict with the activities of the Company and that nothing in this Agreement will limit the current or future business activities of such parties whether or not such activities are competitive with those of the Company. The Company and the Shareholder agree that all business opportunities in any field substantially related to the business of the Company will be pursued exclusively through the Company.

         10.13 CHOICE OF LAW. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED, AND ACCEPTED BY THE PARTIES IN WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF TEXAS AND WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

         10.14 Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner of such Registrable Securities, the beneficial owner of Registrable Securities may, at its election, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

         10.15 Fiduciary Duties. The Company acknowledges and agrees that, for so long as any Shares are outstanding, (a) the officers and directors of the Company will owe the same duties

(fiduciary and otherwise) to the Holder as are owed to a stockholder of the Company and (b) the Holder will be entitled to all rights and remedies with respect to such duties or that are otherwise available to a stockholder of the Company under the General Corporation Law of the jurisdiction in which the Company is organized, as amended from time to time.

         10.16 Duties Among Holders. Each Holder agrees that no other Holder will by virtue of this Agreement be under any fiduciary or other duty to give or withhold any consent or approval under this Agreement or to take any other action or omit to take any action under this Agreement, and that each other Holder may act or refrain from acting under this Agreement as such other Holder may, in its discretion, elect.

         10.17 Confidentiality. Each Holder agrees to keep confidential any information delivered by the Company to such Holder under this Agreement that the Company clearly indicates in writing to be confidential information; provided, however, that nothing in this Section 10.17 will prevent such Holder from disclosing such information (a) to any Affiliate of such Holder or any actual or potential purchaser, participant, assignee, or transferee of such Holder's rights or obligations hereunder that agrees to be bound by the terms of this Section 10.17, (b) upon order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Holder, (d) that is in the public domain, (e) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party without breach by such Person of a confidentiality obligation known to such Holder, (f) in connection with the exercise of any remedy under this Agreement, or (g) to the certified public accountants for such Holder. The Company agrees that such Holder will be presumed to have met its obligations under this Section 10.17 to the extent that it exercises the same degree of care with respect to information provided by the Company as it exercises with respect to its own information of similar character.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                   THE COMPANY:

                                   AVALON COMMUNITY SERVICES, INC.


                                   By:    /s/ DONALD E. SMITH
                                          --------------------------------------
                                   Name:  Donald E. Smith
                                   Its:   Chief Executive Officer


                                   THE SHAREHOLDER:

                                   /s/ DONALD E. SMITH
                                   ---------------------------------------------
                                   DONALD E. SMITH

                                   /s/ JERRY M. SUNDERLAND
                                   ---------------------------------------------
                                   JERRY M. SUNDERLAND

                                   PURCHASER:

                                   RSTW PARTNERS III, L.P.

                                   By:        RSTW Management, L.P.,
                                              its general partner

                                              By:    Rice Mezzanine Corporation,
                                                     its general partner

                                              By:    /s/ PHILIP A. DAVIDSON
                                                     ---------------------------
                                                     Name:  Philip A. Davidson
                                                     Title: